UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Act of 1934

Date of Report (Date of earliest event reported):  October 3, 2011

LSI INDUSTRIES INC.

(Exact name of Registrant as specified in its Charter)

Ohio	0-13375	31-0888951
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10000 Alliance Road, Cincinnati, Ohio	45242
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code	(513) 793-3200

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)      Effective October 3, 2011, the Board of LSI Industries Inc. (the “Company”) approved and adopted the LSI Industries Inc. Change in Control Policy (the “Policy”), which shall apply to the Company’s executive officers and other key employees of the Company specifically approved by the Board’s Compensation Committee (“Executives”).

The purpose of the Policy is to help diminish any potential distraction of Executives and encourage them to act in the best interests of the Company’s shareholders throughout a change in control transaction, in such event, and to the extent the Company would pursue the consummation of any such transaction.

Generally, subject to certain conditions surrounding post-change in control employment, in the event of a qualifying change in control, each Executive covered under the Policy will be entitled to receive:

•	Base salary, accrued bonus and certain other benefits through the termination of employment;

•
Lump sum payment equal to two times the sum of the base salary in effect immediately preceding the change in control, plus the average of the cash bonus amounts paid for each of the two fully-completed fiscal years immediately preceding the fiscal year of the change in control; and

•	Continued participation in medical and dental plans for a twenty-four month period.

The foregoing description of the Policy is a summary of the Policy’s key provisions and is qualified in its entirety by reference to the complete text of the Policy, a copy of which is filed as Exhibit 10 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 – Financial Statements and Exhibits.

(d)           Exhibits.

        10           LSI Industries Inc. Change in Control Policy

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

LSI INDUSTRIES INC.

October 3, 2011	By:	/s/ Jeffery S. Bastian
Jeffery S. Bastian
Vice President and Controller